Exhibit 99.1

Contacts:	American Pharmaceutical Partners, Inc. Nicole Williams Chief Financial Officer (888) 391-6300

Robert Jaffe/Rob Whetstone PondelWilkinson Inc. (310) 279-5963

AMERICAN PHARMACEUTICAL PARTNERS ANNOUNCES RECORD

QUARTERLY SALES OF $128.8 MILLION

– ABRAXANE™ Receives Unique Reimbursement Code J9264 (Paclitaxel Protein-Bound Particles) –

Third Quarter 2005 Highlights:

•	Net sales increased 35% to a record $128.8 million, including ABRAXANE™ net sales of $32.1 million

•	Net income increased 32% to $18.2 million, or $0.25 per diluted share, or $0.30 per diluted share excluding selling, general and administrative expenses of $5.9 million, or $0.05 per diluted share, incurred by the company during the quarter for third party advisory fees

•	Pivotal Phase III trial of ABRAXANE published early online by JCO with an accompanying editorial discussing the advantages of ABRAXANE

Conference call scheduled for 10:00 a.m. Eastern, Tuesday, November 1, 2005; Simultaneous Web cast available at www.appdrugs.com and www.earnings.com

SCHAUMBURG, IL – November 1, 2005 – American Pharmaceutical Partners, Inc. (NASDAQ: APPX) today reported record quarterly net sales of $128.8 million for the third quarter ended September 30, 2005, a 35% increase over net sales of $95.6 million in the 2004 third quarter. Third quarter 2005 results included net sales of ABRAXANE™ of $32.1 million. For the base injectable products, third quarter net sales increased to $96.7 million compared with $95.6 million in the same quarter last year, despite the extended upgrade and subsequent re-validation process for the Melrose Park, IL facility.

Net sales for the nine-month period ended September 30, 2005, increased 32% to $374.0 million versus $282.5 million in the comparable period last year. Year-to-date 2005 results included ABRAXANE net sales of $86.3 million.

Net income in the 2005 third quarter was $18.2 million, or $0.25 per diluted share, versus $13.8 million, or $0.19 per diluted share, in the prior year period. Third quarter 2005 results were impacted by selling,

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general and administrative expenses of $5.9 million, or $0.05 per diluted share, incurred by the company for third party advisory fees and costs of $9.7 million, or $0.09 per diluted share included in cost of sales, related to the extended Melrose Park re-validation process. The 2004 third quarter included $2.0 million, or $0.02 per diluted share in costs resulting from the early termination of a credit facility. ABRAXANE-related operating expenses in the 2005 third quarter totaled $12.9 million and $42.5 million in the year-to-date period versus $10.1 million and $40.4 million in the respective 2004 periods.

Cash and short-term investments totaled $61.1 million at September 30, 2005 and currently approximate $80.0 million.

“We are pleased with the ongoing strength of the base injectable business. After an extended re-validation process, the Melrose Park facility is scheduled to resume full production in November,” said Al Heller, the company’s president and chief executive officer. “In the third quarter, our Swiss facility was inspected by the Swiss Medic, the Swiss version of our FDA. We expect to initiate production in the fourth quarter. We also are pleased with the issuance of a unique J-code for ABRAXANE, which will become effective on January 1, 2006 and facilitate reimbursement from Medicare, Medicaid as well as private payors.”

Patrick Soon-Shiong, M.D., executive chairman, said, “We are encouraged by the pace of market penetration for ABRAXANE. Since August, a significant body of work regarding ABRAXANE has been published in the Journal of Clinical Oncology (JCO), a prestigious peer-reviewed journal widely read by oncologists. These publications, three editorials and three trial results, include reporting of the Phase II results in first line metastatic breast cancer, the pivotal Phase III trial in metastatic breast cancer and the report on activity in lung and ovarian cancer following weekly dosing of ABRAXANE. The importance of the pivotal data upon which ABRAXANE was approved was underscored by an accompanying editorial, as well as the decision by JCO to publish early the results online.”

Three presentations pertaining to ABRAXANE will be made at the upcoming Chemotherapy Foundation Symposium in New York, November 3-4, 2005 at the Marriott Marquis Hotel, entitled:

•	Experience with ABRAXANE in Head and Neck Cancers

•	Phase I/II Study of ABRAXANE in Chemotherapy-naïve, Advanced Non-small Cell Lung Cancer

•	Open-Label, Multicenter, Phase II trial of ABRAXANE in Previously Treated and Chemotherapy Naïve Patients with Metastatic Malignant Melanoma

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The U.S. Food and Drug Administration approved ABRAXANE™ (formerly ABI-007) in January 2005 for the treatment of breast cancer after failure of combination chemotherapy for metastatic disease or relapse within six months of adjuvant chemotherapy. Prior therapy should have included an anthracycline unless clinically contraindicated. For the full prescribing information for ABRAXANE™ please visit www.abraxane.com.

2005 Outlook — Forward Looking Information

The company updated its 2005 full year guidance, as follows:

•	Net sales in the base injectable business is expected to be in the range of $380-$400 million for 2005, accounting for the extended re-validation process at Melrose Park;

•	Net sales of ABRAXANE are expected to be in the range of $125 million to $140 million;

•	Gross margin is anticipated to be in the upper-50 percent range, after any ABRAXANE profit sharing and including approximately $15 million in incremental expense for the full year related to the Melrose Park upgrade and extended re-validation;

•	Expenses related to ABRAXANE are expected to be in the range of $55-$60 million for all of 2005.

Conference Call Information and Forward-Looking Statements

On Tuesday, November 1, 2005, the company will host a conference call with interested parties beginning at 10:00 a.m. (EST) to review the results of operations for the third quarter ended September 30, 2005. Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s revenues, margins, operating expenses, distribution arrangements, clinical or FDA developments, and any comments the company may make about its future in response to questions from participants on the conference call. The conference call may be heard by any interested party through a live audio Internet broadcast at www.appdrugs.com and www.earnings.com. For those unable to listen to the live broadcast, a playback of the webcast will be available at both Web sites for one year beginning shortly after the conclusion of the call.

About American Pharmaceutical Partners, Inc.

American Pharmaceutical Partners, Inc. is a specialty drug company that develops, manufactures and markets injectable pharmaceutical products, focusing on the oncology, anti-infective and critical care markets. Abraxis Oncology, the proprietary division of APP, is devoted entirely to developing and promoting innovative, next-generation cancer therapies such as ABRAXANE™, recently launched for the treatment of metastatic breast cancer. For more information, visit APP’s website at www.appdrugs.com and www.abraxisoncology.com.

Because these forward-looking statements, whether expressed or implied, involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the timing of completing the re-validation process at the Melrose Park and Swiss facilities, the adverse impact to production delays on the sales and

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marketing of our products and the timing of and costs associated with the ongoing launch of ABRAXANETM, the market adoption and demand of ABRAXANE, the fact that actual results achieved in further Phase II and III trials for ABRAXANE may or may not be consistent with results achieved to date, the difficulty in predicting the timing or outcome of other product research and development efforts, potential product characteristics and indications, marketing approvals and launches of other products, the impact of pharmaceutical industry regulation, the impact of competitive products and pricing, the availability and pricing of ingredients used in the manufacture of pharmaceutical products, the ability to successfully manufacture products in a time-sensitive and cost effective manner, the acceptance and demand of new pharmaceutical products, the impact of patents and other proprietary rights held by competitors and other third parties. Additional relevant information concerning risks can be found in our Form 10-K for the year ended December 31, 2004 and other documents filed by us with the Securities and Exchange Commission.

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FINANCIAL TABLES FOLLOW

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AMERICAN PHARMACEUTICAL PARTNERS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in thousands, except per share amounts)

	Three months ended September 30,			Nine months ended September 30,
	2005	2004	% Change	2005	2004	% Change
Net sales	$128,794	$95,614	35%	$373,984	$282,456	32%
Cost of sales	63,295	43,915	44%	164,185	133,229	23%

Gross profit	65,499	51,699	27%	209,799	149,227	41%

Percent to sales	50.9%	54.1%		56.1%	52.8%
Operating expenses:
Research and development	8,155	7,406		22,446	21,346
Selling, general and administrative	31,612	21,693		92,243	65,583
Milestone payment	—	—		—	10,000
Other	(190)	(578)		(799)	(1,341)

Total operating expenses	39,577	28,521	39%	113,890	95,588	19%

Percent to sales	30.7%	29.8%		30.5%	33.8%
Income from operations	25,922	23,178	12%	95,909	53,639	79%
Percent to sales	20.1%	24.2%		25.6%	19.0%
Other income, net	702	581		1,748	1,334
Loss on early extinguishment of credit facility	—	(1,986)		—	(1,986)

Income before income taxes	26,624	21,773	22%	97,657	52,987	84%
Income tax expense	8,386	7,960		34,668	18,160

Net income	$18,238	$13,813	32%	$62,989	$34,827	81%

Net income per share:
Basic	$0.25	$0.20		$0.88	$0.50

Diluted	$0.25	$0.19		$0.85	$0.48

Weighted - average common shares outstanding:
Basic	72,158	70,399		71,636	70,234

Diluted	74,105	73,025		74,041	73,127

AMERICAN PHARMACEUTICAL PARTNERS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2005	December 31, 2004
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$29,861	$1,154
Short-term investments	31,285	66,475
Accounts receivable, net	38,597	15,457
Inventory, net	171,656	151,035
Prepaid expenses and other	13,483	6,492
Deferred income taxes	12,825	12,825

Total current assets	297,707	253,438

Property, plant and equipment, net	136,106	106,410
Other assets	27,075	13,485

Total assets	$460,888	$373,333

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$19,778	$22,247
Accrued expenses	35,638	35,562

Total current liabilities	55,416	57,809
Long-term deferred income tax liability	2,833	2,833

Total liabilities	58,249	60,642
Stockholders’ Equity
Common stock	79	77
Additional paid-in capital	238,889	212,399
Amounts due from American BioScience, Inc.	(22,878)	(21,603)
Deferred stock-based compensation	(1,653)	(2,385)
Retained earnings	243,232	180,243
Accumulated other comprehensive income	1,244	234
Less treasury stock, at cost	(56,274)	(56,274)

Total stockholders’ equity	402,639	312,691

Total liabilities and stockholders’ equity	$460,888	$373,333